EXHIBIT 99.1

First Capital Bancorp, Inc. Announces the Approval of an Annual Corporate Dividend Policy, the Intent to Pay a Dividend During the Second Quarter of 2015, and the Approval of a Stock Repurchase Plan

GLEN ALLEN, Va., Dec. 22, 2014 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (Nasdaq:FCVA) ("the Company") announced today that its Board of Directors has approved an annual cash dividend policy, with the first dividend expected to be paid in the second quarter of 2015. The Board anticipates the initial annual dividend will be $.04 per share. Future amounts and payment dates of the annual cash dividend will be subject to the approval of the Board of Directors.

John Presley, First Capital Bancorp, Inc. Chief Executive Officer, commented, "The Board's decision to initiate an annual dividend reflects our confidence in the earnings growth we are experiencing from our core business of Community Banking.   We also expect these earnings to support the growth we have enjoyed and expect to continue."

The Board of Directors also authorized a share repurchase program to purchase up to 300,000 shares of its outstanding common stock. The Company intends and expects to accomplish the repurchases through open market transactions, though it could affect the repurchases through other means such as privately negotiated transactions or under a SEC 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under applicable securities laws or self-imposed blackout. The authorization permits management to repurchase the Company's shares from time to time at management's discretion, depending on market conditions and other factors. The repurchase program is authorized through December 31, 2015.

About the Company:

The Bank currently operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, in Bon Air, Chesterfield County, and inside the Kroger Store in the Swift Creek shopping center located at 13201 Rittenhouse Drive, in Midlothian.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Let's Make it Work.

CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1176
         WRanson@1capitalbank.com